Exhibit 99.4

June 8, 2020

To:	Max Munn

SteriLumen

50 N. Macquesten Parkway

Mount Vernon, NY 10550

From:	Matthew Hardwick, PhD

ResInnova Laboratories

8807 Colesville Rd, 3rd Floor

Silver Spring, MD 20910

Dear Mr. Munn,

The Sterilumen mirror and drain units are estimated to have sufficient ultraviolet light (UV) intensity for a significant virus kill. Over the course of 2 hours, it is estimated that the mirror unit has a fluence of approximately 300 mJ/cm2. The drain unit has an estimated fluence of 36 mJ/cm2 after a 15 min exposure. Enveloped viruses, such as human coronavirus SARS CoV-2 (the virus that causes COVID19) and H1N1 influenza A, require approximately 4 mJ/cm2 for > 4-log kill1. It is anticipated that both units generate enough UV fluence in order to kill human coronaviruses.

Our laboratory tested both the mirror and drain units against H1N1 human influenza A virus. The units demonstrated a greater than 2.91-log (mirror) and a 4.21-log (drain) kill after 2 hours and 15 min, respectively. Please find the corresponding report in the following pages.

Testing against human coronavirus 229E, another enveloped RNA virus and a common surrogate for SARS CoV-2, has begun and results are anticipated in the next few weeks.

Sincerely,

/s/ Matthew Hardwick

Matthew Hardwick, PhD

President/CEO

ResInnova Laboratories

1Darnell, et al. Journal of Virological Methods (2004) 121:85-91

June 8, 2020

Antiviral Evaluation

Test Method Details

Test Method	Modified ISO 18184
Test Organism	H1N1 human influenza A virus
Test Solution	Eagles Modified Medium with 2% Fetal Bovine Serum
Test Disks	20mm diameter magnetic stainless steel disk
Inoculum Applied to Test Disk	0.010 mL applied to each disk and spread to within 1mm of edges, then dried at room temperature
Recovery Solution	Modified SDLP Buffer
Measuring Method of Number of Viable Viral Particles	Dilution Plate Method onto MDCK cells, viral particles were detected by. Presence of viral particles (foci) were determined using an anti-XXX monoclonal antibody. Foci were then counted giving Foci Forming Units (FFU).

Results

Modified ASTM E2197: Standard Quantitative Disk Carrier Test Method
Number of Replicate Experiments	1
Average Concentration of Inoculum (FFU/mL)	3.55E+04 = 4.55 log
Average Control Recovery (FFU/mL)	3.72E+04 = 4.56 log

Location	Average Virus Recovered (FFU/disk)	Average Log Recovery	Average Log Reduction (vs Control)	Average Percent Reduction (vs Control)
Sink Backsplash	5	0.70	4.06	>99.99%
Sink Edge	72.5	1.86	2.91	99.81%
Sink Drain	135	2.13	3.00	99.90%
Drain Pipe 1	2.5	0.40	4.21	>99.99%